Exhibit 99.1

Multi-Color Corporation Names Chief Operating Officer

SHARONVILLE, OHIO, May 7, 2009 - Multi-Color Corporation (NASDAQ: LABL) today announced that Nigel A. Vinecombe has been appointed Chief Operating Officer, effective immediately.

Mr. Vinecombe, 45, became President of the International Business Unit and a Director of Multi-Color in February 2008 at the time the Company acquired Collotype International Holdings Pty Ltd. From 2000 to 2008, he served as Group Managing Director of Collotype Labels.

Mr. Vinecombe holds a Bachelor of Business and a Master of Business Administration, both from the University of South Australia.

“Nigel understands the global business environment and has developed an extremely strong management team across our International Business Unit,” said President and CEO, Frank Gerace. “I am thrilled to have someone of his caliber and experience managing the day-to-day operations of the Company.”

Mr. Vinecombe, in his new role, will focus on further integrating the organization as it continues to grow its global customer base and operations. Mr. Vinecombe will also manage strategic initiatives that will help deliver on the Company’s growth and profitability objectives of becoming a premier global supplier of decorating solutions.

Vinecombe will report to Frank Gerace. In addition, Dawn Bertsche, Sr. Vice President and CFO; Lesha Spahr, Vice President Human Resources; and Greg Myers, Vice President Information Technology will continue to report to Mr. Gerace.

The Company’s global operations have also been structured to serve household and personal care, wine and spirits, food and beverage, and specialty label markets. The global operations will report to Mr. Vinecombe as follows:

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Floyd Needham has been promoted to President - North America, Consumer Products Group. Mr. Needham, 40, joined the Company in June 2006 as Director of National Accounts for Multi-Color’s North American Business Unit, and in March 2007, became Vice President of Sales and Marketing of the business unit. Mr. Needham holds a Bachelor of Science in Packaging Engineering from Michigan State and a MBA from Edgewood College.

•	David Buse will continue in his role as President - North America, Wine and Spirits Group.

•	Brenton Barrett, General Manager Consumer Products Group, and Vadis Rodato, General Manager Wine and Spirits, will continue to manage their respective operations in Asia-Pacific.

•	Rian Moore, Managing Director Wine and Spirits, will continue to manage Multi-Color’s operations in South Africa.

•	Daren Hudson will continue in his role as Senior Director Global Purchasing & Procurement.

“We continue to build an even stronger and more powerful company with the talented people and the resources to succeed for the long term,” commented Gerace. “I congratulate Nigel and Floyd on their new assignments, and together with the rest of our global management team, look forward to continued success across our business.”

About Multi-Color (http://www.multicolorcorp.com)

Sharonville, Ohio based Multi-Color Corporation is a leader in global label solutions through its two business units: North American Business Unit and International Business Unit. Established in 1916, Multi-Color supports the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage and automotive products. Multi-Color acquired Collotype Labels on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and is the world’s leading and most awarded pressure sensitive wine & spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the U.S., 5 in Australia and 1 in South Africa. For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

CONTACT:

Dawn H. Bertsche,

Senior Vice President - Finance and Chief Financial Officer

Multi-Color Corporation

513-345-1108